Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (202) 483-7000

Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS

FIRST QUARTER 2007 FINANCIAL RESULTS

Silver Spring, MD, May 1, 2007:  United Therapeutics Corporation (NASDAQ: UTHR) today announced financial results for the quarter ended March 31, 2007.

“We are pleased to report that United Therapeutics’ revenues for the quarter ended March 31, 2007, totaled $40.2 million.  This represents a 21% increase over the same quarter in 2006.  We also completed two transactions this quarter — an amended license agreement for modified release beraprost with Toray Industries to add Europe and cancel previously-issued stock options, and a Remodulin® distribution agreement with Mochida Pharmaceutical in Japan — which will position us well for the future,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer.  “Principally as a result of the Toray agreement, our quarterly earnings fell on a GAAP basis to a loss of approximately $2.8 million compared to a profit of $2.3 million last year.  However, on a pro forma basis, our profits for the first quarter of 2007 increased 30% to $4.4 million over the same quarter last year, reflecting strong intrinsic growth in our business.”

Revenues grew to $40.2 million in the first quarter of 2007, as compared to $33.2 million in the first quarter of 2006.  Gross margins from sales were $35.8 million in the first quarter of 2007, as compared to $29.3 million in the first quarter of 2006.  The increases in revenues and gross margins resulted primarily from growth in sales of Remodulin.  We incurred a net loss of $2.8 million or $(0.13) per basic share in the first quarter of 2007, as compared to net income of $2.3 million or $0.10 per basic share in the first quarter of 2006.

In the first quarter of 2006, we recognized a non-cash and non-recurring charge of $2.0 million for the impairment of the HeartBar® tradename.  In the first quarter of 2007, we issued 200,000 shares of our common stock to Toray in connection with an amended license agreement for modified release beraprost (beraprost-MR).  The issuance of shares resulted in an $11.0 million non-recurring expense since the licensed product has not yet obtained regulatory approval for commercial sales.  If these non-cash, non-recurring items were not recognized in the first quarters of 2006 and 2007, respectively, pro forma net income would have been as follows (in thousands, except for per share data):

	Three Months Ended March 31,
	2007	2006

Net income (loss), as reported	$(2,781)	$2,307
Add back:
Impairment of HeartBar tradename	—	2,024
License fee from issuance of stock	11,013	—
Less tax effect of non-recurring item	(3,766)	(882)
Pro forma net income	$4,466	$3,449

Earnings (loss) per share, as reported:
Basic	$(0.13)	$0.10
Diluted	$(0.13)	$0.09

Pro forma earnings per share:
Basic	$0.21 (1)	$0.15	(2)
Diluted	$0.20 (1)	$0.13	(2)

(1)             Calculated as pro forma net income from above divided by weighted average shares outstanding of 21.3 million shares for basic and 22.4 million shares for dilutive. Dilutive shares are not considered in the as reported dilutive loss per share as those shares would be antidilutive.

(2)             Calculated as pro forma net income from above divided by weighted average shares outstanding of 23.4 million shares for basic and 25.6 million shares for dilutive.

Research and development expenses consist primarily of salaries and related expenses, costs to acquire pharmaceutical products and product rights for development, and amounts paid to contract research organizations, hospitals and laboratories for the provision of services and materials for drug development and clinical trials.  The table below summarizes research and development by major project and non-project components (dollars in thousands):

	Three Months Ended March 31,
	2007	2006	Percentage Change
Program:
Cardiovascular	$9,781	$8,931	10.0%
Cancer	2,891	2,055	40.7%
Infectious Disease	145	188	(22.9)%
Stock option	2,572	2,321	10.8%
Other	1,712	1,205	(42.1)%
Subtotal	17,101	14,700	16.3%
R&D expense from issuance of common stock	11,013	—	N/A
Total Research and Development Expense	$28,114	$14,700	91.3%

The increase in cardiovascular expenses was primarily due to expensing a $3.0 million cash payment to Toray in connection with the amended beraprost-MR license, offset by a reduction in spending in the oral treprostinil program.  During the first quarter of 2006, we purchased and expensed advanced chemical intermediates for the manufacture of oral treprostinil.  There were no such purchases in the first quarter of 2007.  The increase in expenses for the cancer program is related to the development of our OvaRex manufacturing processes.

The research and development expense from issuance of common stock pertains to the 200,000 shares of our common stock issued to Toray in connection with the amended beraprost-MR license.

Selling, general and administrative expenses consist primarily of salaries, travel, office expenses, insurance, professional fees, provision for doubtful accounts receivable, depreciation and amortization.  The table below summarizes selling, general and administrative expenses by major categories (dollars in thousands):

	Three Months Ended March 31,
	2007	2006	Percentage Change
Category:
General and administrative	$7,640	$5,064	50.9%
Sales and marketing	4,702	2,874	63.6%
Stock option	2,822	2,141	31.8%
Total Selling, general and administrative expense	$15,164	$10,079	50.5%

The increase in general and administrative expenses was due primarily to increased expenses of approximately (1) $817,000 of salaries and related expenses from headcount growth to support expanding operations; (2) $432,400 of rent expense due to rent on the laboratory facility in Silver Spring, Maryland, which began operations in May 2006; and (3) $365,300 of other operating expenses supporting the growth in our operations.  The increase in sales and marketing related expenses is the result of an increase in salaries and related expenses of $1.3 million due to an increase in headcount and travel expenses of approximately $382,000.

Interest income was $4.1 million in the first quarter of 2007, as compared to $1.9 million in the first quarter of 2006.  The increase was due to rising market interest rates and additional cash invested during the first quarter of 2007, as compared to the first quarter of 2006.

An income tax benefit totaling $1.4 million was reported in the first quarter of 2007, as compared to a tax expense of $1.9 million in the first quarter of 2006.  The tax benefit is the result of the loss incurred during the quarter.  We do not anticipate paying significant federal income taxes for 2007 due to the availability of $48.3 million of net operating loss carryforwards and $48.3 million of research tax credits.

Under a 4.0 million share stock repurchase program approved by the Board of Directors in October 2006, we repurchased 1.2 million shares during the three months ended March 31, 2007, for $67.1 million.  As of March 31, 2007, 911,669 shares remain eligible for repurchase under the program.

“I am also quite proud to report that our first quarter 2007 Adjusted Operating Cashflow per Share increased to $0.87 per share from $0.28 in the fourth quarter 2006 and from $0.71 in the first quarter 2006,” said Dr. Rothblatt.  “The 211% sequential and 23% matching quarter growth in this measure is especially gratifying because it is one of the most important metrics by which management performance is assessed and because it reflects the positive results of our ongoing four million share buyback.”  Adjusted Operating Cashflow per Share is calculated as follows (in thousands, except for per share data):

	Quarter ended March 31, 2007	Quarter ended December 31, 2006	Quarter ended March 31, 2006

Cash provided by (used in) operating activities	$13,139	$(4,116)	$16,483
Adjusted for:
Excess tax benefit from stock-based compensation	2,364	10,296	—
Toray license payment	3,000	—	—
Adjusted operating cashflow	$18,503	$6,180	$16,483
Weighted average outstanding shares - basic	21,303	21,893	23,374
Adjusted operating cashflow per share	$0.87	$0.28	$0.71

Conference Call

United Therapeutics will host a half-hour teleconference on Tuesday, May 1, 2007, at 9:00 a.m. Eastern Time.  The teleconference is accessible by dialing 1-800-603-1777, with international callers dialing 1-706-679-8129.  A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-642-1687, with international callers dialing 1-706-645-9291, and using access code 6771049.

United Therapeutics is a biotechnology company focused on the development and commercialization of innovative therapeutic products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases. [uthr-g]

In addition to historical information, this press release contains forward-looking statements about expectations and intentions regarding the payment of federal and state income taxes for 2007, the generation of taxable income, the availability and utilization of net operating loss carryforwards to reduce taxable income, the availability and utilization of research tax credits to pay income taxes, and the ability to pursue both stock repurchase and drug development programs that are based on United Therapeutics’ current beliefs and expectations as to future outcomes.  These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.  United Therapeutics is providing this information as of May 1, 2007, and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Revenues:
Net product sales	$38,407	$31,620
Service sales	1,762	1,544
Total revenues	40,169	33,164

Operating expenses:
Research and development,	17,101	14,700
Research and development expense related to issuance of stock	11,013	—
Selling, general and administrative	15,164	10,079
Impairment of HeartBar tradename	—	2,024
Cost of product sales	3,815	3,346
Cost of service sales	581	531
Total operating expenses	47,674	30,680

Income (loss) from operations	(7,505)	2,484

Other income (expense):
Interest income	4,100	1,898
Interest expense	(711)	—
Equity loss in affiliate	(114)	(207)
Other, net	4	10
Total other income, net	3,279	1,701

Income (loss) before income tax	(4,226)	4,185

Income tax benefit (expense)	1,445	(1,878)
Net income (loss)	$(2,781)	$2,307
Net income (loss) per common share:
Basic	$(0.13)	$0.10
Diluted	$(0.13)	$0.09
Weighted average number of common shares outstanding:
Basic	21,303	23,374
Diluted	21,303	25,609

CONSOLIDATED BALANCE SHEET DATA
As of March 31, 2007
(In thousands)

Cash, cash equivalents and marketable investments (including restricted amounts of $38,232)	$252,410
Total assets	$436,266
Total liabilities	$273,914
Total stockholders’ equity	$162,352